MULTIPLE DISBURSEMENT TERM NOTE

New York

June 25, 2021	$4,665,000.00

BORROWER (Name):	Corning Natural Gas Corporation
(Organizational Structure):	Corporation
(State Law organized under):	New York
(Address of residence/chief executive office):	330 West William Street, P.O. Box 58, Corning, NY 14830

BANK:   M&T BANK, a New York banking corporation with its banking offices at One M&T Plaza, Buffalo, NY 14203. Attention: Office of the General Counsel.

Definitions. The following terms shall have the indicated meanings in this Note:

1.	“Amortization Commencement Date” shall mean the first day of the Permanent Loan Period, which shall be October 31, 2021.
2.	“Amortization Period” shall be ten (10) years, and shall mean the approximate number of years, starting on the Amortization Commencement Date, needed to result in the full repayment of the Principal Amount, if all regularly scheduled payments are made at the required intervals over that period. The Amortization Period may be longer than the remaining term of this loan and shall not compromise the enforceability of the Maturity Date.
3.	“Disbursement Period” shall mean the period from the date of this Note to, but not including, the Amortization Commencement Date, during which the Bank may advance funds to Borrower in accordance with the terms of this Note and/or a Loan Agreement, if applicable.
4.	“First Installment Payment Date” shall mean the first Payment Due Date following the Amortization Commencement Date.
5.	“Loan Agreement” shall mean any supplementary agreement, if any, between Borrower and the Bank dated on or about the date hereof and/or in connection herewith, providing for the disbursement of funds under this Note, as the same may be amended, modified or replaced from time to time.
6.	“Maturity Date” shall mean the Payment Due Date in the 120th month following the Amortization Commencement Date.
7.	“New York Business Day” shall mean any day other than Saturday, Sunday or other day in which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business.
8.	“Payment Due Date” shall mean the 31st day of the applicable calendar month (or if no date is inserted in the previous blank or there is no numerically corresponding day in a particular month, the last calendar day of such month); provided, however, to the extent, if at all, that a non-daily adjusting LIBOR-based interest rate is in effect, if in any applicable month the day identified above is not a Joint Business Day, the Payment Due Date shall be extended to the next succeeding Joint Business Day unless such next succeeding Joint Business Day would fall in the next calendar month, in which case such Payment Due Date shall be the immediately preceding Joint Business Day, so as to, in all instances, coincide with the end of the applicable Interest Period. See attached LIBOR Rate Rider, the terms of which are incorporated herein by reference, for definitions and additional provisions.
9.	“Permanent Loan Period” shall mean the period from and including the Amortization Commencement Date to the Maturity Date, during which Borrower shall repay the outstanding Principal Amount, with interest, as set forth below.
10.	“Principal Amount” shall mean the amount actually advanced, which sum shall not exceed Four Million Six Hundred Sixty Five Thousand and 00/100 Dollars ($4,665,000.00).

Promise to Pay. For value received, intending to be legally bound, Borrower promises to pay to the order of the Bank, on the dates set forth below, the Principal Amount plus interest as agreed below, all payments required by the Bank to fund any escrow accounts for the payment of taxes, insurance and/or other charges (collectively, “Escrow”), and all fees and costs (including without limitation attorneys’ fees and disbursements whether for internal or outside counsel) the Bank incurs in order to collect any amount due under this Note, to negotiate or document a workout or restructuring, or to preserve its rights or realize upon any guaranty or other security for the payment of this Note (“Expenses”).

Authorized Representatives. During the Disbursement Period, the Bank may fund loan proceeds hereunder in reliance upon any oral, telephonic, written, teletransmitted or other request (the “Request(s)”) that the Bank in good faith believes to be valid and to have been made by Borrower or on behalf of Borrower by Michael I. German as President or Charles Lenns as Vice President and Chief Financial Officer (include name(s) and title(s), as appropriate) or any other officer, employee or representative of Borrower who is authorized or designated as a signer of loan documents under the provisions of Borrower’s most recent resolutions or similar documents on file with the Bank (each an “Authorized Person”). Notwithstanding that individual names may have been provided to the Bank, the Bank shall be permitted at any time to rely solely on an individual’s title to ascertain whether that individual is an Authorized Person. The Bank may act on the Request of any Authorized Person until the Bank shall have received from Borrower, and had a reasonable time to act on, written notice revoking the authority of such Authorized Person. Borrower acknowledges that the transmission between Borrower and Bank of any Request or other instructions involves the possibility of errors, omissions, misinterpretations, fraud and mistakes, and agrees to adopt such internal measures and operational procedures as may be necessary to prevent such occurrences. By reason thereof, Borrower hereby assumes all risk of loss and responsibility for, and releases and discharges the Bank from any and all responsibility or liability for, and agrees to indemnify, reimburse on demand and hold Bank harmless from, any and all claims, actions, damages, losses, liability and expenses by reason of, arising out of, or in any way connected with or related to: (i) Bank’s accepting, relying on and acting upon any Request or other instructions with respect to the loan evidenced by this Note; or (ii) any such error, omission, misinterpretation, fraud or mistake, provided such error, omission, misinterpretation, fraud or mistake is not directly caused by the Bank’s gross negligence or willful misconduct. The Bank shall incur no liability to Borrower or to any other person as a direct or indirect result of funding any advance pursuant to this paragraph.

Availability; Non-Revolving Credit. As a condition to the advance of any funds hereunder, Borrower must demonstrate that it has funded 30% of the PSC approval capital expenditure costs to be financed hereunder as described in the Commitment Letter dated May 26, 2021 issued by Bank to Borrower. Borrower also agrees that any request for an advance must be accompanied with a copy of a State of New York Public Service Commission capital expenditure tracker report. Once the Disbursement Period ends, no further advances shall be Requested under this Note. The aggregate amount of all advances made pursuant to this Note shall not exceed the Principal Amount, but in the event of any excess advances, the amount of any such excess shall be due and payable immediately, with interest calculated at the applicable rate. Repayment of any portion of any advance made hereunder shall NOT increase the remaining availability for future advances.

Interest. The unpaid Principal Amount of this Note shall, at all times, earn interest calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366), from and including the date the proceeds of this Note are disbursed to, but not including, the date all amounts hereunder are paid in full, at a rate per year which shall be:

During the Disbursement Period:

Variable at 2.90 percentage points above the greater of (a) One-Month LIBOR adjusting monthly, (b) .50% (the “LIBOR Index Disbursement Period Floor”). See attached LIBOR Rate Rider, the terms of which are incorporated herein by reference, for definitions and additional provisions.

During the Permanent Loan Period:

Variable at 2.90 percentage points above the greater of (a) One-Month LIBOR with an effective Interest Period of equal duration, or (b) 0% (the “LIBOR Index Loan Period Floor”). See attached LIBOR Rate Rider, the terms of which are incorporated herein by reference, for definitions and additional provisions.

Maximum Legal Rate. It is the intent of the Bank and Borrower that in no event shall interest be payable at a rate in excess of the maximum rate permitted by applicable law (the “Maximum Legal Rate”). Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, Borrower agrees that any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Bank, shall be refunded to Borrower, without interest.

Default Rate. If an Event of Default (defined below) occurs, the interest rate on the unpaid Principal Amount shall immediately be automatically increased to five (5) percentage points per year above the otherwise applicable rate per year, and any judgment entered hereon or otherwise in connection with any suit to collect amounts due hereunder shall bear interest at such default rate.

Payments. Payments shall be made in immediately available United States funds at any banking office of the Bank.

Preauthorized Transfers from Deposit Account. If a deposit account number is provided in the following blank, Borrower hereby authorizes the Bank to debit Borrower’s deposit account #___________________ with the Bank automatically for any amount which becomes due under this Note.

Interest Accrual; Application of Payments. Interest will continue to accrue on the actual principal balance outstanding until the Principal Amount is paid in full. All installment payments (excluding voluntary prepayments of principal) will be applied as of the date each payment is received and processed. Payments may be applied in any order in the sole discretion of the Bank, but, prior to an Event of Default, may be applied chronologically (i.e., oldest invoice first) to unpaid amounts due and owing, in the following order: first to accrued interest, then to principal, then to Escrow, then to late charges and other fees, and then to all other Expenses.

Repayment Terms. Borrower shall pay to the Bank the Principal Amount and all interest owing pursuant to this Note in installments as follows:

During the Disbursement Period:

All accrued and unpaid interest, in amounts that may vary, on the Payment Due Date of each month, beginning on the first Payment Due Date following the date of this Note, and continuing through and including the Amortization Commencement Date, or as otherwise invoiced by the Bank.

During the Permanent Loan Period:

(i)	119 consecutive level monthly installments consisting of both principal and interest, each in the amount that would result in the outstanding Principal Amount, as of the Amortization Commencement Date, plus interest at the applicable rate, being repaid in full over the course of the Amortization Period, due and payable on the First Installment Payment Date and each Payment Due Date thereafter, and

(ii)	ONE (1) FINAL INSTALLMENT, due and payable on the Maturity Date, in an amount equal to the outstanding Principal Amount, together with all other amounts outstanding hereunder, including, without limitation, accrued interest, costs and expenses.

To the extent, if at all, that (i) the repayment terms of this Note contemplate level installments of principal and interest during any period in which the applicable interest rate is a variable rate (“Variable Rate P&I Period”), and (ii) during any such Variable Rate P&I Period, the applicable interest rate changes in accordance with the terms of this Note, the Bank may, but shall be under no obligation to, recalculate and adjust at any time the installment amount due and payable to the Bank, so as to appropriately reamortize the unpaid Principal Amount, as of the date of such adjustment through the Maturity Date (or such other date as may be provided for herein). Borrower understands that non-adjustment of the installment amount as described herein could result in a greater portion of the unadjusted installment amount being applied to interest due, leaving less available to reduce the Principal Amount balance, resulting in a higher than expected Principal Amount balance due and payable to the Bank on the Maturity Date. Absent manifest error, the Bank’s determination of any amount due in connection herewith shall be conclusive.

Late Charge. If Borrower fails to pay, within five (5) days of its due date, any amount due and owing pursuant to this Note or any other agreement executed and delivered to the Bank in connection with this Note, including, without limitation, any Escrow payment due and owing, Borrower shall immediately pay to the Bank a late charge equal to the greatest of (a) $50.00, (b) five percent (5%) of the delinquent amount or (c) the Bank’s then current late charge as announced from time to time. Notwithstanding the above, if this Note is secured by a one- to six-family owner-occupied residence, the late charge shall equal 2% of the delinquent amount and shall be payable if payment is not received within fifteen days of its due date.

Prepayment Premium. During the term of this Note, Borrower shall have the option of paying the unpaid Principal Amount to the Bank in advance of the Maturity Date, in whole or in part, at any time and from time to time upon written notice received by the Bank at least three (3) days prior to making such payment; provided, however, as consideration for the privilege of making such prepayment, Borrower shall pay to the Bank a fee (the “Premium”) equal to the amount provided for on the attached Prepayment Premium Rider (or LIBOR Rate Rider, as applicable). Any partial prepayment of principal shall be posted as of the date received and applied in inverse order of maturity. With any prepayment in full of the Principal Amount balance, Borrower shall also pay to the Bank all accrued interest and Expenses owing pursuant to this Note. In the event the Maturity Date of this Note is accelerated following an Event of Default, the Bank’s right to collect the Premium, as liquidated damages, shall accrue immediately, with the amount of the Premium to be determined in accordance with the terms of this Note at the time of any actual prepayment or other satisfaction, in whole or in part, by any means, of the principal indebtedness evidenced by this Note. Any tender of payment by or on behalf of the Borrower made after such Event of Default to satisfy or reduce the principal indebtedness shall be expressly deemed a voluntary prepayment, in which case, to the extent permitted by law, the Bank shall be entitled to the amount necessary to satisfy the entire indebtedness, plus the appropriate Premium calculated in accordance with the terms of this Note.

Representations, Warranties and Covenants. Borrower represents and warrants to and agrees and covenants with the Bank that now and until this Note is paid in full:

a.       Business Purpose. The Loan proceeds shall be used only for a business purpose and not for any personal, family or household purpose.

b.       Good Standing; Authority. Borrower is an entity or sole proprietor (i) duly organized and existing and in good standing under the laws of the jurisdiction in which it was formed, (ii) duly qualified, in good standing and authorized to do business in every jurisdiction in which failure to be so qualified might have a material adverse effect on its business or assets and (iii) has the power and authority to own each of its assets and to use them as contemplated now or in the future.

c.       Legality. The execution, issuance, delivery to the Bank and performance by Borrower of this Note (i) are in furtherance of Borrower’s purposes and within its power and authority; (ii) do not (A) violate any statute, regulation or other law or any judgment, order or award of any court, agency or other governmental authority or of any arbitrator or (B) violate Borrower’s certificate of incorporation or other governing instrument, constitute a default under any agreement binding on Borrower, or result in a lien or encumbrance on any assets of Borrower; and (iii) have been duly authorized by all necessary corporate or partnership action.

d.       Compliance. The Borrower conducts its business and operations and the ownership of its assets in compliance with each applicable statute, regulation and other law, including without limitation environmental laws. All approvals, including without limitation authorizations, permits, consents, franchises, licenses, registrations, filings, declarations, reports and notices (the “Approvals”) necessary to the conduct of Borrower’s business and for Borrower’s due issuance of this Note have been duly obtained and are in full force and effect. The Borrower is in compliance with all conditions of each Approval.

e.       Financial Statements and Other Information. Promptly deliver to the Bank (i) within sixty (60) days after the end of each of its first three fiscal quarters, an internally prepared financial statement of the Borrower and each subsidiary as of the end of such quarter, which financial statement shall consist of income and cash flows for the quarter, for the corresponding quarter in the previous fiscal year and for the period from the end of the previous fiscal year, with a consolidating and consolidated balance sheet as of the quarter end all in such detail as the Bank may request; (ii) within one hundred twenty (120) days after the end of each fiscal year, internally prepared consolidating and consolidated statements of the Borrower’s and each subsidiary’s income and cash flows and its consolidating and consolidated balance sheet as of the end of such fiscal year, setting forth comparative figures for the preceding fiscal year; all such statements shall be certified by the Borrower’s chief financial officer to be correct and in accordance with the Borrower’s and each Subsidiary’s records and to present fairly the results of the Borrower’s and each Subsidiary’s operations and cash flows and its financial position at year end; and (iii) with each of the financial statements set forth above in clauses (i) and (ii) statement of income, a certificate executed by the Borrower’s chief executive or chief financial officers or other such person responsible for the financial management of the Borrower (A) setting forth the computations required to establish the Borrower’s compliance with each financial covenant, if any, during the statement period, (B) stating that the signer of the certificate has reviewed the Credit Agreement and the operations and condition (financial or other) of the Borrower and each of its Subsidiaries during the relevant period and (C) stating that no Event of Default occurred during the period, or if an Event of Default did occur, describing its nature, the date(s) of its occurrence or period of existence and what action the Borrower has taken with respect thereto; and (iv) prior to December 31 of each year, Borrower’s operating and capital budgets for the succeeding year. The Borrower shall also promptly provide the Bank with copies of all annual reports, proxy statements and similar information distributed to shareholders, partners or members, and copies of all filings with the Securities and Exchange Commission and the Pension Benefit Guaranty Corporation, and shall provide, in form satisfactory to the Bank, such additional information, reports or other information as the Bank may from time to time reasonably request regarding the financial and business affairs of the Borrower or any Subsidiary. If the Borrower is an individual, the Borrower shall provide annually a personal financial statement in form and detail acceptable to the Bank and such other financial information as the Bank may from time to time reasonably request. Promptly upon the request of the Bank from time to time, Borrower shall supply all additional information requested and permit the Bank’s officers, employees, accountants, attorneys and other agents to (x) visit and inspect each of Borrower’s premises, (y) Upon no less than seven (7) days advance written notice to Borrower Bank may, at Bank’s sole expense, examine, audit, copy and extract from Borrower’s records and (z) discuss Borrower’s or its affiliates’ business, operations, assets, affairs or condition (financial or other) with its responsible officers and independent accountants. Borrower shall cause Corning Natural Gas Holding Corporation (“Holding”) to (i) promptly deliver to the Bank copies of all annual reports, proxy statements and similar information distributed to shareholders, partners or members and of all filings with the Securities and Exchange Commission and the Pension Benefit Guaranty Corporation, and (ii) provide in form satisfactory to the Bank: (a) within sixty (60) days after the end of each of its first three fiscal quarters, consolidating and consolidated statements of income and cash flows for the quarter, for the corresponding quarter in the previous fiscal year and for the period from the end of the previous fiscal year, with a consolidating and consolidated balance sheet as of the quarter end; and (b) within one-hundred twenty days (120) after the end of each fiscal year, consolidating and consolidated statements of Holding’s income and cash flows and its consolidating and consolidated balance sheet as of the end of such fiscal year, setting forth comparative figures for the preceding fiscal year and to be:

☒ audited          ☐ reviewed          ☐ compiled

by an independent certified public accountant acceptable to the Bank; all such statements shall be certified by Holding’s chief financial officer or partner to be correct, not misleading and in accordance with Holding’s records and to present fairly the results of Holding’s operations and cash flows and if annual its financial position at year end in conformity with generally accepted accounting principles. If no box is checked, Holding shall deliver financial statements and information in the form and at the times satisfactory to the Bank. Holding represents that its assets are not subject to any liens, encumbrances or contingent liabilities except as fully disclosed to the Bank in such statements. Holding authorizes the Bank from time to time to obtain, verify and review all financial data deemed appropriate by the Bank in connection with the Obligations, including without limitation credit reports from agencies. Holding understands this requirement and has satisfied itself as to its meaning and consequences and acknowledges that it has made its own arrangements for keeping informed of changes or potential changes affecting the Borrower including the Borrower’s financial condition.

f.       Accounting; Tax Returns and Payment of Claims. Borrower will maintain a system of accounting and reserves in accordance with generally accepted accounting principles, has filed and will file each tax return required of it and, except as disclosed in an attached schedule, has paid and will pay when due each tax, assessment, fee, charge, fine and penalty imposed by any taxing authority upon Borrower or any of its assets, income or franchises, as well as all amounts owed to mechanics, materialmen, landlords, suppliers and the like in the ordinary course of business.

g.       Title to Assets; Insurance. Borrower has good and marketable title to each of its assets free of security interests and mortgages and other liens except as disclosed in its financial statements or on a schedule attached to this Note or pursuant to the Bank’s prior written consent. Borrower will maintain its property in good repair and will maintain and on request provide the Bank with evidence of insurance coverage satisfactory to the Bank including without limitation fire and hazard, liability, worker’s compensation and business interruption insurance and flood hazard insurance as required.

h.       Judgments and Litigation. There is no pending or threatened claim, audit, investigation, action or other legal proceeding or judgment, order or award of any court, agency or other governmental authority or arbitrator (each an “Action”) which involves Borrower or its assets and might have a material adverse effect upon Borrower or threaten the validity of this Note or any related document or transaction. Borrower will immediately notify the Bank in writing upon acquiring knowledge of any such Action.

i.       Borrower Notices. Borrower will immediately notify the Bank in writing (i) of any change in its address or of the location of any collateral securing this Note, (ii) of the occurrence of any Event of Default defined below, (iii) of any material change in Borrower’s ownership or management and (iv) of any material adverse change in Borrower’s ability to repay this Note.

j.       No Transfer of Assets. Until this Note is paid in full, Borrower shall not without the prior written consent of the Bank (i) sell or otherwise dispose of substantially all of its assets, (ii) acquire substantially all of the assets of another entity, (iii) if it is a corporation, participate in any merger, consolidation or other absorption or (iv) agree to do any of these things.

k.       Further Assurances. The Borrower shall, and shall cause its affiliates to take such action and execute and deliver to the Bank such additional documents, instruments, certificates, and agreements as the Bank may reasonably request from time to time to effectuate the purposes and intent of the transaction(s) contemplated hereby, including, without limitation, causing any affiliate, entity or series of entities it may create hereafter through merger, division or otherwise, to execute agreements, in form and substance acceptable to Bank, (i) assuming or guarantying the Borrower’s obligations under this Note and all related agreements and (ii) pledging assets to the Bank to the same extent as the Borrower.

Events of Default. Any of the following events or conditions shall constitute an “Event of Default”: (i) failure by the Borrower to pay when due (whether at the stated maturity, by acceleration or otherwise) the Obligations, or any part thereof, or there occurs any event or condition which after notice, lapse of time or both will permit acceleration of any Obligation; (ii) Borrower defaults in the performance of any obligation, condition, covenant or other provision of this Agreement, the other Transaction Documents or any other agreement with the Bank or any of its affiliates or subsidiaries (collectively, “Affiliates”); (iii) failure by the Borrower to pay when due (whether at the stated maturity, by acceleration, upon demand or otherwise) any indebtedness or obligation owing to any third party or Affiliate or the occurrence of any event which could result in acceleration of payment of any such indebtedness or the failure to perform any agreement with any third party or Affiliate; (iv) the sale, assignment transfer or delivery, by operation of law or otherwise, of all or substantially all of the assets of the Borrower or the ownership interests in Borrower to a third party; (v) a non-individual Borrower, without the Bank’s prior written consent, engages in, agrees to or approves a plan for (a) reorganization,, (b) merger or consolidation, (c) division into (or of) one or more entities or series of entities or allocation or transfer of any of Borrower’s assets or liabilities as a result of such a division, (d) conversion to another form of business entity, or (e) dissolution of Borrower or cessation by Borrower as a going business concern; (vi) the death or judicial declaration of incompetency of Borrower, if an individual; (vii) failure by Borrower to pay, withhold or collect any tax as required by law; the service or filing against Borrower or any of its assets of any lien (other than a lien permitted in writing by the Bank), judgment, garnishment, order or award which Bank in good faith determines shall have a material adverse effect on the Borrower or the Borrower’s ability to pay or perform the Obligations; (viii) if Borrower becomes insolvent or is generally not paying its debts as such debts become due; (ix) the making of any general assignment by Borrower for the benefit of creditors; the appointment of a receiver or similar trustee for Borrower or its assets; or the making of any, or sending notice of any intended, bulk sale; (x) Borrower commences (or has commenced against it and not dismissed or stayed within forty-five (45) days) any proceeding or request for relief under any bankruptcy, insolvency or similar laws now or hereafter in effect in the United States of America or any state or territory thereof or any foreign jurisdiction or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Borrower; (xi) any representation or warranty made in this Agreement, any other Transaction Documents, any related document, any other agreement between Borrower and the Bank or any Affiliate or in any financial statement of Borrower or elsewhere was misleading in any material respect when made; Borrower omits to state a material fact necessary to make the statements made in this Agreement, any other Transaction Document, any related document, any other agreement between Borrower and the Bank or any Affiliate or any financial statement of Borrower or elsewhere not misleading in light of the circumstances in which they were made; or, if upon the date of execution of this Agreement, there shall have been any material adverse change in any of the facts disclosed in any financial statement, representation, warranty or elsewhere that was not disclosed in writing to the Bank at or prior to the time of execution hereof; (xii) any pension plan of Borrower fails to comply with applicable law or has vested unfunded liabilities that, in the opinion of the Bank, might have a material adverse effect on Borrower’s ability to repay its debts; (xiii) an adverse change in the Borrower, its business, assets, operations, management, ownership, affairs or condition (financial or otherwise) or the Bank’s collateral from the status shown on any financial statement or other document submitted to the Bank or any Affiliate, and which change the Bank determines will have a material adverse effect on (a)

the Bank’s collateral, the Borrower, its business, assets, operations or condition (financial or otherwise), or (b) the ability of the Borrower to pay or perform any obligation to the Bank; (xiv) any indication or evidence received by the Bank that the Borrower may have directly or indirectly engaged in any type of activity which, in the Bank’s discretion, might result in the forfeiture of any property of the Borrower to any governmental authority; (xv) the occurrence of any event described in sub-paragraph (i) through and including (xiv) hereof with respect to any Subsidiary, endorser, guarantor or any other party liable for, or whose assets or any interest therein secures, payment of any of the Obligations; (xvi) Borrower fails to supply new or additional collateral within ten (10) days of request by the Bank; or (xvii) the Bank in good faith deems itself insecure with respect to payment or performance of the Obligations.

Rights and Remedies Upon Default. Upon the occurrence of any Event of Default, the Bank without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Borrower or any other person (all and each of which demands, presentments, protests, advertisements and notices are hereby waived), may exercise all rights and remedies under the Borrower’s agreements with the Bank or its Affiliates, applicable law, in equity or otherwise and may declare all or any part of any amounts due hereunder not payable on demand to be immediately due and payable without demand or notice of any kind and terminate any obligation it may have to grant any additional loan, credit or other financial accommodation to the Borrower. All or any part of any amounts due hereunder whether or not payable on demand, shall be immediately due and payable automatically upon the occurrence of an Event of Default in sub-paragraphs (ix) or (x) above, or at the Bank’s option, upon the occurrence of any other Event of Default. The provisions hereof are not intended in any way to affect any rights of the Bank with respect to any amounts due hereunder which may now or hereafter be payable on demand.

Right of Setoff. The Bank shall have the right to set off against the amounts owing under this Note any property held in a deposit or other account with the Bank or any Affiliates or otherwise owing by the Bank or any Affiliates in any capacity to Borrower or any Guarantor or endorser of this Note. Such set-off shall be deemed to have been exercised immediately at the time the Bank or such Affiliate elects to do so.

USA PATRIOT Act Notice. Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (“Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Bank to identify the Borrower in accordance with the Patriot Act.  The Borrower agrees to, promptly following a request by Bank, provide all such other documentation and information that Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Miscellaneous. Simultaneously herewith, the Borrower and Bank have entered into a Fifth Amended Replacement and Restated Credit Agreement, (the “Credit Agreement”), the terms of which control and are incorporated in this Note. This Note, together with the Credit Agreement and. This Note, together with any related loan and collateral agreements and guaranties, contains the entire agreement between the Bank and Borrower with respect to the Note, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by the Bank. All rights and remedies of the Bank under applicable law and this Note or amendment of any provision of this Note are cumulative and not exclusive. No single, partial or delayed exercise by the Bank of any right or remedy shall preclude the subsequent exercise by the Bank at any time of any right or remedy of the Bank without notice. No waiver or amendment of any provision of this Note shall be effective unless made specifically in writing by the Bank. No course of dealing or other conduct, no oral agreement or representation made by the Bank, and no usage of trade, shall operate as a waiver of any right or remedy of the Bank. No waiver of any right or remedy of the Bank shall be effective unless made specifically in writing by the Bank. Borrower agrees that in any legal proceeding, a copy of this Note kept in the Bank’s course of business may be admitted into evidence as an original. This Note is a binding obligation enforceable against Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns. If a court deems any provision of this Note invalid, the remainder of the Note shall remain in effect. Section headings are for convenience only. Singular number includes plural and neuter gender includes masculine and feminine as appropriate.

Notices. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the Bank). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express). Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.

Joint and Several. If there is more than one Borrower, each of them shall be jointly and severally liable for all amounts and obligations that become due under this Note and the term “Borrower” shall include each as well as all of them.

Governing Law; Jurisdiction. This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State of New York. Except as otherwise provided under federal law, this Note will be interpreted in accordance with the laws of the State of New York excluding its conflict of laws rules. Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in New York State in a County or Judicial district where the Bank maintains a branch and consents that the Bank may effect any service of process in the manner and at Borrower’s address set forth above for providing notice or demand; provided that nothing contained in this Note will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against Borrower individually, against any security or against any property of Borrower within any other county, state or other foreign or domestic jurisdiction. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

Waiver of Jury Trial. Borrower and the Bank hereby knowingly, voluntarily, and intentionally waive any right to trial by jury Borrower and the Bank may have in any action or proceeding, in law or in equity, in connection with this note or the transactions related hereto. Borrower represents and warrants that no representative or agent of the Bank has represented, expressly or otherwise, that the Bank will not, in the event of litigation, seek to enforce this jury trial waiver. Borrower Acknowledges that the Bank has been induced to enter into this note by, among other things, the provisions of this Section.

☐       Amended and Restated Note. The Borrower acknowledges, agrees and understands that this Note is given in replacement of and in substitution for, but not in payment of, a prior note dated on or about ____________, ____, in the original principal amount of $__________, given by Borrower in favor of the Bank (or its predecessor-in-interest), as the same may have been amended or modified from time to time (“Prior Note”), and further, that: (a) the obligations of the Borrower as evidenced by the Prior Note shall continue in full force and effect, as amended and restated by this Note, all of such obligations being hereby ratified and confirmed by the Borrower; (b) any and all liens, pledges, assignments and security interests securing the Borrower's obligations under the Prior Note shall continue in full force and effect, are hereby ratified and confirmed by the Borrower, and are hereby acknowledged by the Borrower to secure, among other things, all of the Borrower's obligations to the Bank under this

Note, with the same priority, operation and effect as that relating to the obligations under the Prior Note; and (c) nothing herein contained shall be construed to extinguish, release, or discharge, or constitute, create, or effect a novation of, or an agreement to extinguish, the obligations of the Borrower with respect to the indebtedness originally described in the Prior Note or any of the liens, pledges, assignments and security interests securing such obligations.

[SIGNATURE PAGE TO FOLLOW]

Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Note, including the provisions relating to Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.

CORNING NATURAL GAS CORPORATION

By:	/s/ Charles Lenns
	Name:	Charles Lenns
	Title:	Vice President/Chief Financial Officer

ACKNOWLEDGMENT

STATE OF NEW YORK	)
: SS.
COUNTY OF BROOME	)

On the 25th day of June in the year 2021, before me, the undersigned, a Notary Public in and for said State, personally appeared CHARLES LENNS personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

FOR BANK USE ONLY

Authorization Confirmed:
Disbursement of Funds:

Credit A/C	#	Off Ck	#	Payoff Obligation	#

	$		$		$